Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Tracor, Inc. of our report dated January 30, 1998, included in the 1997 Annual Report to Shareholders of Tracor, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8s No. 33-55624, No. 33-93186, No. 33-96474, No. 333-17409,
No. 333-27061, and No. 333-30363) pertaining to various benefit plans sponsored by Tracor, Inc. and in the Registration Statement (Form S-3 No. 333-05491) of Tracor, Inc. of our report dated January 30, 1998, with respect to the consolidated financial statements of Tracor, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1997.


                                        /s/ Ernst & Young LLP

Austin, Texas
March 23, 1998